For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces First Quarter 2018 Results

Delivers RevPAR at Upper End of Guidance Range, Beats Consensus FFO Per Share

WEST PALM BEACH, Fla., May 1, 2018-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 135 hotels wholly or through joint ventures, today announced results for the first quarter ended March 31, 2018. The company also provided updated guidance for 2018.

First Quarter 2018 Key Metrics

•
Portfolio Revenue per Available Room (RevPAR) - Decreased 2.4 percent to $122, compared to the 2017 first quarter, for Chatham’s 40, wholly owned hotels. Average daily rate (ADR) lessened 1.2 percent to $162, and occupancy declined 1.2 percent to 76 percent.

•	Net Income - Declined $1.7 million to $2.9 million. Net income per diluted share was $0.06 versus $0.12 in the 2017 first quarter.

•	Adjusted EBITDA - Decreased $1.7 million to $26.4 million, slightly above the upper end its guidance.

•
Adjusted FFO - Lessened $1.6 million, to $16.5 million versus $18.1 million in the 2017 first quarter. Adjusted FFO per diluted share was $0.36, above consensus and compared to guidance of $0.33-$0.35 per share.

•
Operating Margins - Gross operating profit margins declined 260 basis points to 44.4 percent. Hotel EBITDA margins were off 360 basis points to 36.3 percent, 30 basis points better than the upper end of its guidance.

•	Balance Sheet - Solidified the balance sheet, successfully refinancing its unsecured revolving credit facility, extending the maturity to 2023 and reducing its borrowing costs.

Consolidated Financial Results

The following is a summary of the consolidated financial results for the three months ended March 31, 2018. RevPAR, ADR and occupancy for 2018 and 2017 are based on hotels owned as of March 31, 2018 ($ in millions, except per share, RevPAR, ADR, occupancy and margins):

	Three Months Ended
	March 31,
	2018	2017
Net income	$2.9	$4.6
Diluted net income per common share	$0.06	$0.12
RevPAR	$122	$125
ADR	$162	$164
Occupancy	76%	77%
Adjusted EBITDA	$26.4	$28.1
GOP Margin	44.4%	47.0%
Hotel EBITDA Margin	36.3%	39.9%
AFFO	$16.5	$18.1
AFFO per diluted share	$0.36	$0.47
Dividends per share	$0.33	$0.33

Operating Results

“We were facing tough RevPAR comparisons in several of our key markets versus last year, and our guidance reflected that,” stated Jeffrey H. Fisher, Chatham’s president and chief executive officer. “In the 2017 first quarter, our four Houston hotels excelled from hosting the Super Bowl, our three Washington D.C. hotels benefitted from the inauguration and related events and were hurt this year due to the temporary government shutdown, and our four Silicon Valley hotels had some large corporate business that shifted from the first quarter last year into the second quarter this year. Our portfolio RevPAR is forecast to increase approximately 3 percent in April.”

First quarter RevPAR performance for certain key markets:

•	Florida hotels saw RevPAR rise 6.6 percent, benefitting from a combination of hurricane-related demand and increased inbound travelers favoring Florida.

•	Silicon Valley RevPAR declined 5.1 percent to $177.

•	Two Los Angeles-area hotels experienced a RevPAR increase of 4.3 percent.

•	RevPAR declined 7.0 percent at its four Houston hotels (2017 Super Bowl).

•	RevPAR at the company’s three Washington D.C. hotels decreased 3.5 percent (2017 inauguration).

“Unlike prior cycles, new supply this cycle has been focused in directly competitive brands in harder-to-build locations in the top-25 markets, where many of our hotels are located, but as we have previously commented, demand growth also been strong, minimizing the impact,” Fisher commented. “As we fully absorb this new supply in the near future, our hotels are poised to perform well. In markets where the impact of new supply is waning, such as Westchester County, N.Y. where we have two hotels, Brentwood, Tenn., and downtown San Diego, RevPAR grew in a range of 7-22 percent. Other strong markets for us where RevPAR grew more than 5 percent during the quarter were Exeter, N.H., Marina Del Rey, Calif., Farmington, Conn., Bloomington, Minn., Dedham, Mass., and Washington, Pa.”
Gross operating profit margins were down 260 basis points compared to the 2017 first quarter. Key measures impacting margins at our 36 comparable hotels were:

•	Payroll and benefit costs increased 7.4 percent and reduced margins by 170 basis points.

•	Weather related increases for utilities, snow removal and maintenance costs reduced margins by 60 basis points.

“We outperformed our EBITDA and FFO expectations as same-store hotel EBITDA margins beat the upper-end of our guidance range by 30 basis points,” stated Dennis Craven, Chatham’s chief operating officer. “Rising labor costs remain the primary contributing factor to our margin erosion. We are collaborating with Island Hospitality to gain even more operating efficiencies and sourcing new or enhanced revenue opportunities. Additionally, we are working with the brands to get creative with respect to the labor model and provide alternatives that will benefit owners over the long-term.”

Strategic Capital Recycling Program and Hotel Investments

In November 2017, the company contracted to acquire the under construction, 96-room Residence Inn Charleston Summerville, S.C., for $21 million. The hotel sits adjacent to the 96-room Courtyard by Marriott that Chatham acquired in the same month. These hotels are located in Nexton, an emerging, mixed-use community in the heart of a rapidly expanding area just outside of Charleston. The hotels will be the highest quality and closest hotels to Volvo’s first American factory which is expected to open later this year. Volvo already announced plans for a second factory on its nearby campus. Chatham expects to close on the acquisition by July 1, 2018. RevPAR at our Courtyard by Marriott Charleston Summerville, S.C. in the 2018 first quarter was up more than two percent.

During the first quarter, the company substantially completed the renovations of the Residence Inn San Diego Mission Valley, Calif. The company commenced the renovations of the Homewood Suites Billerica, Mass., and Hyatt Place Pittsburgh in the first quarter and expects to complete those renovations during the 2018 second quarter. The company intends to invest approximately $25 million renovating and upgrading its hotels in 2018.

Capital Markets & Capital Structure

As of March 31, 2018, the company had net debt of $527.8 million (total consolidated debt less unrestricted cash). Total debt outstanding was $541.2 million at an average interest rate of 4.6 percent, comprised of $507.2 million of fixed-rate mortgage debt at an average interest rate of 4.7 percent and $34.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 3.8 percent interest rate.

Chatham’s leverage ratio was approximately 33.6 percent on March 31, 2018, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed-rate debt is February 2024 with the earliest maturity in 2021. As of March 31, 2018, Chatham’s proportionate share of joint venture debt and unrestricted cash was $165.4 million and $2.9 million, respectively.

On March 31, 2018, as defined in the company’s credit agreement, Chatham’s fixed charge coverage ratio, including its interest in the two joint ventures with Colony NorthStar, was 3.2 times, and total net debt to trailing 12-month corporate EBITDA was 5.5 times. Excluding its interest in the two joint ventures, Chatham’s fixed charge coverage ratio was 3.5 times, and net debt to trailing 12-month corporate EBITDA was 4.9 times.

Chatham successfully refinanced its $250 million senior unsecured revolving credit facility. The new unsecured revolving credit facility matures in March 2023 and replaces Chatham’s previous $250 million senior unsecured credit facility that was scheduled to mature in 2020. Borrowing costs have been reduced by 0 to 15 basis points from comparable leverage-based pricing levels in Chatham’s previous credit facility. At Chatham’s current leverage level, the borrowing cost under the new facility is LIBOR plus 1.65 percent.
“This refinancing improves our earnings through reduced borrowing costs, provides us with incremental capacity and flexibility to pursue accretive growth opportunities and adds security to our balance sheet since we now have only $13.6 million of debt maturing between now and 2023,” remarked Jeremy Wegner, Chatham’s chief financial officer. “Furthermore, with 94 percent of our debt carrying a fixed interest rate, if interest rates continue to rise as expected, our FFO will not be impacted nearly as much as our peers.”

During the first quarter, Chatham sold 0.5 million shares under its at-the-market (“ATM”) and direct stock purchase (“DSPP”) programs at a weighted average price of $22.60 per share.

Joint Venture Investments

During the 2018 first quarter, the Innkeepers and Inland joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $3.1 million and $0.9 million, respectively, compared to 2016 first quarter Adjusted EBITDA and FFO of approximately $3.2 million and $1.4 million, respectively. Both Adjusted EBITDA and Adjusted FFO were $0.1 million above the company’s previous guidance for the quarter.

Chatham received distributions from its joint venture investments of $1.0 million during the 2018 first quarter.

Dividend

Chatham currently pays a monthly dividend of $0.11 per common share. Chatham’s 2018 dividend per share of $1.32 represents approximately 71 percent of its 2018 adjusted FFO per share, based on the midpoint of its guidance for 2018.

2018 Guidance

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission.

The company’s 2018 guidance reflects the following assumptions:

•	Industrywide RevPAR growth of 0 to 3 percent in 2018

◦	Marriott International forecast North American RevPAR growth of 1 to 2 percent; Hilton Hotels & Resorts estimated North American RevPAR growth of 1 to 3 percent

◦	STR projected industry RevPAR growth of 2.7 percent

•	Acquisition of the 96-room Residence Inn by Marriott Charleston Summerville, S.C., on July 1, 2018 for $21.0 million

•	Renovations commencing at the following hotels:

◦	Residence Inn Mountain View, Calif., and Residence Inn Tysons Corner, Va., during the second quarter

◦	Homewood Suites Dallas, Texas, during the third quarter

◦	Residence Inn Sunnyvale, Calif., #1, and the Homewood Suites Farmington, Conn., in the fourth quarter

•	No additional acquisitions, dispositions, debt or equity issuance
Fisher concluded, “Our guidance has been updated to account for our outperformance in the first quarter and does not reflect any future acquisitions, developments or reinvestment of any asset sale proceeds or additional leverage capacity. Although sourcing attractive acquisitions is difficult, we expect to be a net acquirer of assets in 2018. GDP growth remains strong which should boost lodging demand and as the impact of new supply across our portfolio lessens, we should outperform on both the top and bottom lines.”

	Q2 2018	2018 Forecast
RevPAR	$142 to $144	$131 to $134
RevPAR growth	0.0% to 1.5%	-1.5% to 0.5%
Total hotel revenue	$83.1 to $84.2 M	$310.8 to $316.6 M
Net income	$11.9 to $13.3 M	$26.5 to $32.5 M
Net income per diluted share	$0.26 to $0.29	$0.57 to $0.70
Adjusted EBITDA	$36.6 to $38.0 M	$126.3 to $132.3 M
Adjusted FFO	$26.3 to $27.7 M	$84.7 to $90.7 M
Adjusted FFO per diluted share	$0.56 to $0.59	$1.82 to $1.95
Hotel EBITDA margins	41.4% to 42.1%	38.7% to 39.7%
Corporate cash administrative expenses	$2.4 M	$9.8 M
Corporate non-cash administrative expenses	$1.1 M	$4.3 M
Interest expense (excluding fee amortization)	$6.5 M	$26.3 M
Non-cash amortization of deferred fees	$0.3 M	$1.4M
Income taxes	$0.0 M	$0.0 M
Chatham’s share of JV EBITDA	$4.6 to $4.9 M	$15.8 to $16.4 M
Chatham’s share of JV FFO	$2.2 to $2.5 M	$6.2 to $6.8 M
Weighted average shares/units outstanding	46.6 M	46.6 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call
The company will hold its first quarter 2018 conference later today at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto either www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Tuesday, May 8, 2018, by dialing 1-844-512-2921, reference number 13678543. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 135 hotels totaling 18,518 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,020 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (4) Adjusted EBITDA and (5) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including other charges, losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges, gains or losses on the sale of real estate, losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;

•	EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•
Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a second-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets:
Investment in hotel properties, net	$1,314,504	$1,320,082
Cash and cash equivalents	13,403	9,333
Restricted cash	25,398	27,166
Investment in unconsolidated real estate entities	23,491	24,389
Hotel receivables (net of allowance for doubtful accounts of $215 and $200, respectively)	5,293	4,047
Deferred costs, net	5,486	4,646
Prepaid expenses and other assets	5,555	2,523
Deferred tax asset, net	30	30
Total assets	$1,393,160	$1,392,216
Liabilities and Equity:
Mortgage debt, net	$505,179	$506,316
Revolving credit facility	34,000	32,000
Accounts payable and accrued expenses	31,775	31,692
Distributions and losses in excess of investments of unconsolidated real estate entities	7,458	6,582
Distributions payable	5,950	5,846
Total liabilities	584,362	582,436
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at March 31, 2018 and December 31, 2017	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 45,869,600 and 45,375,266 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	459	450
Additional paid-in capital	882,586	871,730
Retained earnings (distributions in excess of retained earnings)	(81,311)	(69,018)
Total shareholders’ equity	801,734	803,162
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	7,064	6,618
Total equity	808,798	809,780
Total liabilities and equity	$1,393,160	$1,392,216

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2018	2017
Revenue:
Room	$66,251	$64,393
Food and beverage	2,098	1,502
Other	3,027	2,446
Cost reimbursements from unconsolidated real estate entities	2,657	2,494
Total revenue	74,033	70,835
Expenses:
Hotel operating expenses:
Room	14,553	13,505
Food and beverage	1,740	1,252
Telephone	459	409
Other hotel operating	721	599
General and administrative	6,033	5,654
Franchise and marketing fees	5,525	5,302
Advertising and promotions	1,565	1,331
Utilities	2,699	2,370
Repairs and maintenance	3,624	3,252
Management fees	2,437	2,247
Insurance	333	333
Total hotel operating expenses	39,689	36,254
Depreciation and amortization	12,036	12,004
Property taxes, ground rent and insurance	5,775	4,788
General and administrative	3,622	3,268
Other charges	(14)	—
Reimbursed costs from unconsolidated real estate entities	2,657	2,494
Total operating expenses	63,765	58,808
Operating income	10,268	12,027
Interest and other income	2	12
Interest expense, including amortization of deferred fees	(6,631)	(6,993)
Loss on sale of hotel property	(17)	—
Loss from unconsolidated real estate entities	(754)	(85)
Income before income tax expense	2,868	4,961
Income tax expense	—	(317)
Net income	2,868	4,644
Net income attributable to noncontrolling interests	(20)	(31)
Net income attributable to common shareholders	$2,848	$4,613

Income per Common Share - Basic:
Net income attributable to common shareholders	$0.06	$0.12
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.06	0.12
Weighted average number of common shares outstanding:
Basic	45,753,792	38,361,113
Diluted	46,022,690	38,573,928
Distributions paid per common share:	$0.33	$0.33

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended
	March 31,
	2018	2017
Funds From Operations (“FFO”):
Net income	$2,868	$4,644
Loss on sale of hotel property	17	—
Depreciation	11,978	11,950
Adjustments for unconsolidated real estate entity items	1,678	1,471
FFO attributable to common share and unit holders	16,541	18,065
Other charges	(14)	—
Adjustments for unconsolidated real estate entity items	12	7
Adjusted FFO attributable to common share and unit holders	$16,539	$18,072
Weighted average number of common shares and units
Basic	46,085,461	38,618,888
Diluted	46,354,359	38,813,703

	For the three months ended
	March 31,
	2018	2017
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$2,868	$4,644
Interest expense	6,631	6,993
Income tax expense	—	317
Depreciation and amortization	12,036	12,004
Adjustments for unconsolidated real estate entity items	3,908	3,313
EBITDA	25,443	27,271
Other charges	(14)	—
Adjustments for unconsolidated real estate entity items	(11)	15
Loss on sale of hotel property	17	—
Share based compensation	918	787
Adjusted EBITDA	$26,353	$28,073

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended
		March 31,
		2018	2017

Net Income		$2,868	$4,644
Add:	Interest expense	6,631	6,993
	Income tax expense	—	317
	Depreciation and amortization	12,036	12,004
	Corporate general and administrative	3,622	3,268
	Loss from unconsolidated real estate entities	754	85
	Loss on sale of hotel property	17	—
Less:	Interest and other income	(2)	(12)
	Other charges	(14)	—
	Adjusted Hotel EBITDA	$25,912	$27,299